Exhibit 2.3

STOCK PURCHASE AGREEMENT

by and between

MORLEX, INC.,

ALL AD ACQUISITION, INC.,

and

the SHAREHOLDERS OF

ALL AD ACQUISITION, INC.

LISTED ON THE SIGNATURE PAGES HERETO

Dated as of February 14, 2008

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

Section 1.1. Definitions.
Section 1.2. Other Definitions.

ARTICLE II TRANSFER OF THE SHARES; CLOSING

Section 2.1. Transfer of the Seller Shares.
Section 2.2. Closing.
Section 2.3. Proceedings at Closing.
Section 2.4. Closing Deliveries.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1. Organization and Qualification
Section 3.2. Authorization.
Section 3.3. Absence of Restrictions and Conflicts.
Section 3.4. Title to the Seller Shares.
Section 3.5. Brokers, Finders and Investment Bankers.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1. Organization and Qualification
Section 4.2. Corporate Authority
Section 4.3. Absence of Restrictions and Conflicts.
Section 4.4. Capitalization.
Section 4.5. Business Activity of Company
Section 4.6. Brokers, Finders and Investment Bankers.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.1. Organization and Qualification.
Section 5.2. Capitalization
Section 5.3. Issuance of the Shares
Section 5.4. Authority Relative to this Agreement.
Section 5.5. No Conflicts, Required Filings and Consents
Section 5.6. SEC Reports
Section 5.7. Scope of Operations; Compliance with Laws
Section 5.8. Liabilities and Contracts
Section 5.9. Litigation
Section 5.10. Brokers
Section 5.11. Assets
Section 5.12. Restrictions on Business Activity of Purchaser
Section 5.13. Absence of Certain Changes and Events.

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ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS

Section 6.1. Further Assurances.
Section 6.2. Transfer Taxes.

ARTICLE VII MISCELLANEOUS PROVISIONS

Section 7.1. Notices.
Section 7.2. Schedules and Exhibits.
Section 7.3. Assignment; Successors in Interest.
Section 7.4. Number; Gender.
Section 7.5. Captions.
Section 7.6. Controlling Law; Amendment.
Section 7.7. Consent to Jurisdiction, Etc.
Section 7.8. WAIVER OF JURY TRIAL.
Section 7.9. Severability.
Section 7.10. Counterparts.
Section 7.11. Enforcement of Certain Rights.
Section 7.12. Waiver.
Section 7.13. Integration.
Section 7.14. Transaction Costs.
Section 7.15. Interpretation; Constructions.

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LIST OF SCHEDULES

Schedule A	Seller Shares

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2008, is made and entered into by and between Morlex, Inc., a Colorado corporation (the “Purchaser”), All Ad Acquisition, Inc., a Delaware corporation (the “Company”) and each shareholder of the Company listed on the signature pages hereto (each a “Seller” and collectively the “Sellers”). The Purchaser, the Company and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company, consisting of 100 shares of common stock, without par value (the “Company Common Stock”).

WHEREAS, Purchaser desires to purchase, and the Sellers desire to sell, all of the issued and outstanding shares of the Company Common Stock (the “Seller Shares”) in exchange for shares of Purchaser’s common stock, par value $.001 per share (the “Purchaser Common Stock”), all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.   Definitions.

(a)  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day except Saturday, Sunday or any day on which banks are not required to be open for business in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Organizational Documents” means the articles of incorporation and by-laws of the Company, each as amended to date.

“Contract” means any written or oral agreement, permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

“Encumbrances” means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, servitudes, rights of way, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

“Equity Interests” means any capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means a nationally-recognized institution engaged by Purchaser to act as exchange agent in connection with the Transactions.

“Governmental Authorization” shall mean any approval, franchise, certificate of authority, order, consent, judgment, decree, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an order of any Governmental Entity or any self regulatory organization.

“Liability” means any liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Material Adverse Effect” with respect to any Person, means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to such Person’s near-term or long-term projected business, financial condition, results of operations, prospects, properties, assets or Liabilities (including, without limitation, contingent Liabilities). A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Seller of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Ordinary Course of Business” means the ordinary and usual course of business in a manner consistent with past practice.

“OTCBB” means the Over-the-Counter Bulletin Board.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchaser Organizational Documents” means the articles of incorporation and by-laws of the Purchaser, each as amended to date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“Seller Organizational Documents” means the applicable formation and governing documents of such Seller, including certificates of formation or incorporation, by-laws, limited liability company operating agreements, partnership agreements or similar documents, as amended to date.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement.

Section 1.2.   Other Definitions.

Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section

Agreement	Preamble and 8.15(a)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Common Stock	Recitals
Exchange Ratio	2.1(b)
Parties	Preamble
Party	Preamble
Purchaser	Preamble
Purchaser Common Stock	4.2
Purchase Price	2.1(b)
Purchaser SEC Reports	4.6
Seller	Preamble
Seller Shares	Recitals
Transfer Taxes	5.4

ARTICLE II
TRANSFER OF THE SHARES; CLOSING

Section 2.1.   Transfer of the Seller Shares.

(a)  Transfer of Seller Shares. In accordance with, and subject to the terms and conditions of this Agreement, at the Closing, each Seller shall contribute, transfer and deliver to the Purchaser, and Purchaser shall purchase and accept from each Seller, all of the Seller Shares held by such Seller, as set forth in Schedule A hereto, free and clear of all Encumbrances, in exchange for the payment of the Purchase Price for all Seller Shares held by such Seller.

(b)  Transfer Consideration. Each Seller Share shall be exchanged for the right to receive 100,000 (the “Exchange Ratio”) fully paid and nonassessable shares of Purchaser Common Stock which, in addition to any cash in lieu of any fractional interests pursuant to Section 2.1(c), shall constitute the purchase price with respect to each Seller Share (the “Purchase Price”). As of the Closing Date, the Seller Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stockholder of any such Seller Shares shall cease to have any rights with respect thereto, except the right to receive the Purchase Price. In no event shall interest be paid or accrued on the Purchase Price.

(c)  Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock shall be issued in connection with the Closing, and such fractional shares shall not entitle the owner thereof to any rights of a stockholder of the Purchaser. In lieu of any such fractional shares, each holder of Seller Shares exchanged pursuant to Section 2.1(b) who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Seller Shares then held by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Purchaser Common Stock multiplied by the average of the closing prices of the Purchaser Common Stock on the OTCBB as reported on the OTCBB for the 10 consecutive trading days ending on the second trading day prior to the Closing Date, or, in the event that there has been no trading of the Purchaser Common Stock during such 10-day period, the last available closing price of the Purchaser Common Stock on the OTCBB.

Section 2.2.   Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”), unless another date or place is agreed to by the parties, shall take place at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022 on the date hereof (the “Closing Date”).

Section 2.3.   Proceedings at Closing.

(a)  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(b)  Exchange Agent. At or promptly following the Closing, the Purchaser shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock immediately prior to the Closing, certificates representing the shares of Purchaser Common Stock issuable pursuant to Section 2.1(b). In addition, the Purchaser shall make available by depositing with the Exchange Agent, as necessary from time to time after the Closing, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(c) and any distributions to which holders of shares of the Company Common Stock may be entitled pursuant to Section 2.3(d). All cash and Purchaser Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)  At or after the Closing, each holder of a certificate representing the Company Common Stock (the “Certificates”) shall surrender and deliver such Certificate to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Purchase Price. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of Company Common Stock shall, after the Closing, be deemed for all purposes to evidence only the right to receive the Purchase Price.

(d)  At the Closing, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be recorded thereafter, other than transfers of shares of Company Common Stock that have occurred prior to the Closing Date. In the event that, after the Closing, Certificates are presented for transfer to the Company or the Purchaser, they shall be delivered to the Exchange Agent and exchanged for the Purchase Price as provided for in this Section 2.3.

(e)  Any Purchase Price that remains undistributed to the stockholders of the Company as of the Closing Date after four months have elapsed following the Closing Date shall be delivered to the Purchaser by the Exchange Agent, upon demand, and any former stockholders of the Company who have not previously complied with this Section 2.3 shall thereafter look only to the Purchaser for payment of their claim for the Purchase Price or distributions with respect to the Purchaser Common Stock.

(f)  Neither the Exchange Agent, nor any of the Company or the Purchaser shall be liable to any holder of shares of Company Common Stock with respect to any Purchase Price (or distributions with respect to the Purchaser Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the Purchase Price and any distributions with respect to the Purchaser Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Exchange Agent may reasonably require.

Section 2.4.   Closing Deliveries.

(a)  At the Closing, the Seller shall deliver the following items to the Purchaser, each in form and substance reasonably satisfactory to the Purchaser:

(i)  a certificate of the Seller, dated as of the Closing Date, certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code; provided, that the failure to deliver such certificate shall entitle the Purchaser to reduce the Purchase Price payable to the Seller by any required withholding Taxes as a consequence of the failure to deliver such certificate;

(ii)  those consents and approvals, in form and substance satisfactory to the Purchaser and its counsel, that are required for consummation of the transactions contemplated by this Agreement; and

(iii)  copies of all filings made by the Seller with Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement.

(b)  At the Closing, the Purchaser shall deliver the following items to the Seller:

(i)  a certificate of an officer of the Purchaser, dated as of the Closing Date, certifying (A) the Purchaser Organizational Documents; (B) the incumbency of each officer executing this Agreement and any other agreement, document or instrument contemplated hereby; and (C) the resolutions of Purchaser’s board of directors approving this Agreement and all other agreements and documents contemplated hereby; and

(ii)  certificate of the Secretary of State of the State of Colorado, dated as of a date not more than five (5) days prior to the Closing Date, certifying as to the good standing of the Purchaser.

(c)  At the Closing, the Company shall deliver the following items to the Purchaser:

(i)  a certificate of an officer of the Company, dated as of the Closing Date, certifying (A) the Company Organizational Documents; (B) the incumbency of each officer executing this Agreement and any other agreement, document or instrument contemplated hereby; and (C) the resolutions of Company’s board of directors approving this Agreement and all other agreements and documents contemplated hereby; and

(ii)  certificate of the Secretary of State of the State of Delaware, dated as of a date not more than five (5) days prior to the Closing Date, certifying as to the good standing of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally as to itself or him or herself, and not jointly, hereby represents and warrants to the Purchaser as follows:

Section 3.1.   Organization and Qualification

(a)  Such Seller that is not an individual is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties or assets that it purports to own or use, and to perform all of its obligations under all Contracts. Subject to Schedule 3.1(a), such Seller that is not an individual is duly qualified or licensed to do business as a foreign entity and is in good standing as a foreign entity in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for any failure to so license, qualify or be in such good standing, which, when taken together with all other such failures, has not had, does not have and could not reasonably be expected to have a Material Adverse Effect on such Seller.

(b)  Such Seller that is not an individual, as applicable, has made available or delivered to the Purchaser a true and complete copy of the Seller Organizational Documents. The Seller Organizational Documents so delivered are in full force and effect.

Section 3.2.   Authorization.

Such Seller has full power and authority to execute and deliver this Agreement, to perform its, his or her obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its, his or her obligations under this Agreement and the consummation of the transactions provided for in this Agreement have been duly and validly authorized by all necessary action on the part of such Seller that is not an individual. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3.   Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any of the Seller Organizational Documents or any resolution of such Seller adopted by the Board of Directors or shareholders of such Seller, where applicable, (b) any Contract to which such Seller is a party, (c) any judgment, decree or order of any Governmental Entity to which such Seller is a party or by which the Seller or any of its properties is bound or (d) any permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to such Seller, that in any case would be reasonably likely to prevent or materially delay the performance by such Seller of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 3.4.   Title to the Seller Shares.

Such Seller is the lawful owner, both of record and beneficially, of the Seller Shares set forth opposite such Seller’s name on Schedule A hereto, and has good, valid and marketable title to such Seller Shares, free and clear of any Encumbrances and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Such Seller is not the subject of any bankruptcy, reorganization or similar proceeding. Except for this Agreement, there are no outstanding Contracts or understandings between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Seller Shares held by such Seller. The Seller acquired the Seller Shares in one or more transactions exempt from registration under the Securities Act and state securities and “blue sky” laws.

Section 3.5.   Brokers, Finders and Investment Bankers.

Such Seller has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.   Organization and Qualification

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties or assets that it purports to own or use, and to perform all of its obligations under all Contracts. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for any failure to so license, qualify or be in such good standing, which, when taken together with all other such failures, has not had, does not have and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b)  The Company has made available or delivered to the Purchaser a true and complete copy of the Company Organizational Documents. The Company Organizational Documents so delivered are in full force and effect.

(c)   The Company has no Subsidiaries and does not own any Equity Interests in any Person.

Section 4.2.   Corporate Authority.

The Company has the full legal right, requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform fully, its obligations under this Agreement and to allow it to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding with respect to the Company is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding agreements of the Company, enforceable against the Company in accordance with its terms.

Section 4.3.   Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any of the Company Organizational Documents or any resolution of the Company adopted by the Board of Directors or shareholders of the Company, (b) any Contract to which the Company is a party, (c) any judgment, decree or order of any Governmental Entity to which the Company is a party or by which the Company or any of its properties is bound or (d) any permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Company, that in any case would be reasonably likely to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.4.   Capitalization.

(a)  The authorized capital stock of the Company consists of 100 shares of common stock, no par value per share, 42 of which are issued and outstanding and owned by the Sellers as set forth on Schedule A. There are no securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, Equity Interests of the Company or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company to issue, sell, register, purchase or redeem any of its Equity Interests or any ownership interest or rights therein. There are no voting trusts or other agreements or understandings to which the Company is bound with respect to the voting of any Equity Interests of the Company. There are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding with respect to the Company, and no derivative instruments issued by the Company, the underlying security of which is an Equity Interest of the Company.

(b)  Except as specifically contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which the Company is bound relating in any way to any Equity Interest of the Company, including any rights of first refusal and any rights of first offer or any voting arrangements.

(c)  All Equity Interests issued by the Company have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and the Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Equity Interests.

Section 4.5.   Business Activity of Company

The Company was formed for the purpose of acquiring Ad Authority, Inc. The Company has no operations, assets or Liabilities, and is not a party to any Contracts other than in each case the Stock Purchase Agreement, dated as of November 14, 2007, among Iakona, Inc., Jason Kulpa, the Company and Duncan Capital Partners LLC and the Employment Agreement between Jason Kulpa and the Company.

Section 4.6.   Brokers, Finders and Investment Bankers.

The Company has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.1.   Organization and Qualification.

(a)  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Purchaser has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for any failure to so license, qualify or be in such good standing, which, when taken together with all other such failures, has not had, does not have and could not reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)  The Purchaser has made available or delivered to the Company a true and complete copy of the Purchaser Organizational Documents. The Purchaser Organizational Documents so delivered are in full force and effect.

Section 5.2.  Capitalization.

The authorized capital stock of the Purchaser consists of 1,000,000,000 shares of common stock, par value $.001 per share (“Purchaser Common Stock”). As of the date of this Agreement, the Purchaser has 1,501,765 shares of Purchaser Common Stock issued and 1,280,160 shares of Purchaser Common Stock outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable. As of the Closing Date, there will be no more than 1,280,160 shares of Purchaser Common Stock issued and outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable. Purchaser Common Stock is presently eligible for quotation and trading on the OTCBB in all 50 states of the United States and is not subject to any notice of suspension or delisting.  Purchaser Common Stock is eligible for registration under the Exchange Act. All of the issued and outstanding shares of Purchaser Common Stock were issued in compliance with all applicable Laws including, without limitation, the Securities Act, the Exchange Act and applicable “blue sky” laws. There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, registration rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in, the Purchaser. As of the date of this Agreement, there are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of capital stock of the Purchaser or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 5.3.   Issuance of the Shares.

The shares of Purchaser Common Stock are duly authorized and, when issued and paid for in accordance with the transactions contemplated hereby, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. Upon the delivery by the Purchaser of such shares to the Exchange Agent, such shares will be duly and validly issued and the persons in whose names such shares are registered will be entitled to the rights of the registered holders specified hereunder and under the documents contemplated hereby.

Section 5.4.   Authority Relative to this Agreement.

The Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which it is a party. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated pursuant to this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 5.5.   No Conflicts, Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Purchaser does not and will not, and the performance of this Agreement and the consummation of the Transactions by Purchaser will not: (i) conflict with or violate the articles of incorporation or by-laws of the Purchaser (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.5(b) have been received, conflict with or violate any Laws applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser pursuant to, any Contract to which the Purchaser is a party or by which the Purchaser or any property or asset of the Purchaser is bound or affected.

(b)  The execution and delivery of this Agreement by the Purchaser does not and will not, and the performance of this Agreement and the consummation of the Transactions by the Purchaser will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, and “blue sky” laws.

Section 5.6.   SEC Reports.

The Purchaser has filed with the SEC all forms, reports, schedules, registration statements and preliminary or definitive proxy or information statements required to be filed by it with the SEC since December 31, 2005 (such reports, the “Purchaser SEC Reports”). As of their respective dates, the Purchaser SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports. As of their respective dates of filing, all SEC Reports filed by the Purchaser at any time did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Purchaser SEC Reports.

Section 5.7.   Scope of Operations; Compliance with Laws.

.

(a)  The Purchaser SEC Reports describe fairly and accurately all operations and material transactions engaged in or conducted by the Purchaser since its inception. Except as described in the Purchaser SEC Reports, Purchaser does not own, lease or have the right to use, and has never owned, leased or had the right to use, any real property or interest therein. The Purchaser does not have and has never had any ownership, equity or other interest in any other Person. The Purchaser has not guaranteed any obligation of any other Person. The Purchaser has no employees.

(b)  Except as set forth in Schedule 5.7(b):

(i)  The Purchaser is in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)  no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) constitute or result, directly or indirectly, in a violation by the Purchaser of, or a failure on the part of the Purchaser to comply in all material respects with, any Law; and

(iii)  the Purchaser has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of or failure on the part of the Purchaser to comply in all material respects with, any Law.

(c)  The Purchaser holds and maintains in full force and effect all material Governmental Authorizations required to conduct its business in the manner and in all such jurisdictions as it is currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such assets.

Section 5.8.   Liabilities and Contracts.

The Purchaser does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except as set forth in the Purchaser SEC Reports. The Purchaser is not and has not been a party to, nor are or were the Purchaser’s assets bound or affected by, any Contract except for Contracts under which the Purchaser has no further rights or obligations because the Contract has been fully performed or validly and irrevocably terminated.

Section 5.9.   Litigation.

There is no suit, action or proceeding pending, threatened against or affecting the Purchaser, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Purchaser.

Section 5.10.   Brokers.

No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

Section 5.11.   Assets.

As of the date hereof no asset of the Purchaser (tangible or intangible) is subject to any Encumbrance.

Section 5.12.   Restrictions on Business Activity of Purchaser.

As of the date hereof, there are no restrictions on the Purchaser’s business activities.

Section 5.13.   Absence of Certain Changes and Events.

Except as set forth in the Purchaser SEC Filings, since December 31, 2006 through and including the date of this Agreement, the Purchaser has conducted its business only in, and has not engaged in any transaction other than according to, the Ordinary Course of Business, and there has not been any:

(a)  change in the business, operations, properties, prospects, assets, or condition of the Purchaser that has had, does have or could reasonably be expected to have a Material Adverse Effect on the Company;

(b)  (i) change in the authorized or issued capital stock of the Purchaser; (ii) grant of any new or amendment of any existing stock option, warrant, or other right to purchase shares of capital stock of the Purchaser; (iii) issuance of any security convertible into the capital stock of the Purchaser; (iv) grant of any registration rights in respect of the capital stock of the Purchaser; (v) reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by the Purchaser of any shares of the capital stock of the Company; (vi) any amendment of any material term of any outstanding security of the Company; or (vii) declaration, setting aside or payment of any dividend (whether in cash, securities or other property) or other distribution or payment in respect of the shares of the capital stock of the Company;

(c)  amendment or other change in the Purchaser Organizational Documents; or

(d)  other events or transactions material to the Purchaser.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1.   Further Assurances.

Subject to the terms and conditions herein provided, at any time from and after the Closing, at the request of a Party and without further consideration, each other Party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement; provided that the requesting Party shall pay all reasonable and documented expenses associated therewith.

Section 6.2.   Transfer Taxes.

All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne one-half by the applicable Seller and one-half by the Purchaser. The Purchaser and each Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The Party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1.   Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser:	Morlex, Inc.
c/o Duncan Capital LLC
420 Lexington Avenue, Suite 450
New York, New York 10170
Attention: President
Telephone: (212) 581-5150
Facsimile: (212) 581-5198

with a copy to:	Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attn: Jane Greyf, Esq.
Facsimile: 866-516-0358
E-Mail: jgreyf@nixonpeabody.com

To the Seller, at the address of such Seller set forth on Schedule A hereto.

To the Company:	All Ad Acquisition, Inc.
c/o Duncan Capital LLC
420 Lexington Avenue, Suite 450
New York, New York 10170
Attention: President
Telephone: (212) 581-5150
Facsimile: (212) 581-5198

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 7.2.   Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 7.3.   Assignment; Successors in Interest.

No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of the Purchaser or to any of the Purchaser’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 7.4.   Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 7.5.   Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules are references to Schedules, respectively, to this Agreement.

Section 7.6.   Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to Contracts executed within such state. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 7.7.   Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought to the non-exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The Parties agree that, after a legal dispute is before a court as specified in this Section 7.7, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 7.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

Section 7.8.   WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.9.   Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such pro-hibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 7.10.   Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

Section 7.11.   Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 7.12.   Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 7.13.   Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement. The Parties hereby agree that for purposes of this Agreement (including, but not limited to, indemnification obligations) neither Party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement.

Section 7.14.   Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of its financial advisors, accountants, counsel or brokers, and (b) each Seller will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of their financial advisors, accountants, counsel or brokers.

Section 7.15.   Interpretation; Constructions.

(a)  The term “Agreement” means this agreement together with all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser, in addition to the physical delivery of such information or documents to the Purchaser, to such information and/or documents as are made available by the Seller or any of its employees, consultants, advisors or attorneys.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(c)  The Seller hereby acknowledges and agrees that it has had the opportunity to consult with his, her or its own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement (including the Schedules to this Agreement).

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

SELLERS

MW CROW FAMILY LP

By:	/s/ Michael Crow
Name: Michael Crow
Title: General Partner

DRAKE INVESTMENTS LTD.

By:	/s/ Dudley R. Cottingham
Name: Dudley R. Cottingham
Title: Director

ABERDEEN HOLDINGS LTD.

By:	/s/ Michael Crow
Name: Michael Crow
Title: Principal

ALEX CLUG TTEE, CROW 2001 CHILDREN’S TRUST-FBO MICHELLE LEE CROW

By:	/s/ Alex Clug
Name: Alex Clug
Title: Trustee

ALEX CLUG TTEE, CROW 2001 CHILDREN’S TRUST-FBO SPENCER MICHAEL CROW

By:	/s/ Alex Clug
Name: Alex Clug
Title: Trustee

Signature Page to All Ad Acquisition Stock Purchase Agreement

ALEX CLUG TTEE, CROW 2001 CHILDREN’S TRUST-FBO OLIVIA TREVOR CROW

By:	/s/ Alex Clug
Name: Alex Clug
Title: Trustee

ALEX CLUG TTEE, CROW 2001 CHILDREN’S TRUST-FBO DUNCAN CROW

By:	/s/ Alex Clug
Name: Alex Clug
Title: Trustee

/s/ Richard Berman
Richard Berman

/s/ Michael Crow
Michael Crow

PURCHASER

MORLEX, INC.

By:	/s/ Michael Miller
Name: Michael Miller
Title: President

COMPANY

ALL AD ACQUISITION, INC.

By:	/s/ Michael Crow
Name: Michael Crow
Title: President

Signature Page to All Ad Acquisition Stock Purchase Agreement

SCHEDULE A

Name	Notice Address	Number of Shares
Richard Berman		6.0
Aberdeen Holdings Ltd.		8.5
MW Crow Family LP		2.0
Michael Crow		4.5
Drake Investments Ltd.		5.0
Michelle Crow Trust, Trustee Alex Clug		4.0
Spencer Crow Trust, Trustee Alex Clug	(same as above)	4.0
Olivia Trevor Crow Trust, Trustee Alex Clug	(same as above)	4.0
Duncan Crow Trust, Trustee Alex Clug	(same as above)	4.0
Total:		42.0